EXHIBIT 99.1
REDCATS GROUP ACQUIRES
THE SPORTSMAN’S GUIDE IN THE U.S.
     Minneapolis — Saint Paul — New York, August 31, 2006 - Redcats Group, a global leader in home shopping, announced today that its wholly-owned subsidiary Redcats USA has completed the acquisition of The Sportsman’s Guide, Inc. (NASDAQ: SGDE), a leading U.S. catalog and online marketer of outdoor and sports gear, for a price of $31 per share that values The Sportsman’s Guide at approximately $265 million.
     Following the approval of the transaction by the board of directors of The Sportsman’s Guide earlier in May and by the U.S. antitrust authorities, The Sportsman’s Guide’s shareholders approved the proposed merger at a Special Meeting on August 25, 2006. Based on the preliminary results announced at the meeting, the merger was approved by almost 99% percent of shares voted at the meeting representing 77% percent of the total shares outstanding. Letters of transmittal for the payment of the consideration will be mailed shortly to the shareholders.
     Thierry Falque-Pierrotin, Chairman and CEO of Redcats Group, said “The acquisition of the Sportsman’s Guide in the U.S. enhances the international operations of Redcats. It is a fast growing and a web-driven business segment, especially the Golf Warehouse, a subsidiary of The Sportsman’s Guide specialized in golf equipment.”
     Eric Faintreny, Chairman and CEO of Redcats USA, underlined the enthusiasm of the teams to work with The Sportsman’s Guide. He stated “We look forward to working together to take The Sportsman’s Guide and The Golf Warehouse to a further step of their development. These new brands ideally complete our existing portfolio and will contribute to reinforce Redcats USA’s presence on internet and fast growing businesses.”
     Gregory R. Binkley, President and Chief Executive Officer of The Sportsman’s Guide, said “We are pleased to pursue The Sportsman’s Guide development within Redcats USA, who will bring us its expertise and commercial dynamism.”
About Redcats USA and Redcats Group
Redcats USA is a leading catalog and online marketer of apparel and home products, operating in North America. Its primary brands are Chadwick’s®, Roaman’s®, Jessica London®, KingSize® and BrylaneHome®. Redcats USA is a wholly owned subsidiary of the Redcats Group. Within the retail world of fashion and home furnishings, Redcats Group federates around a common business line, Home Shopping, brands with strong identities, leaders in their respective markets. With a turnover of 4,37 billion euros of sales in 2005, made in 27 countries, Redcats network combines catalogues, e-commerce and stores. Redcats is a PPR Company. For any further information: www.redcats.com.
About the Sportsman’s Guide
The Sportsman’s Guide is a multi-channel direct marketer of value-priced outdoor gear and general merchandise, with a special emphasis on outdoor clothing, outdoor equipment, sporting goods, golf apparel and equipment and footwear. The company sells through both Internet Web sites and catalogs. The Company’s websites include www.sportsmansguide.com, www.tgw.com, www.bargainoutfitters.com, www.baseballsavings.com and www.softballsavings.com. Investors can access information about the company at www.sportsmansguideir.com.

About PPR
PPR is a global player in Retail and Luxury Goods, with approximately 84,000 employees in 74 countries. Through its Retail businesses Redcats, Fnac, Conforama, and CFAO, and the Luxury brands of Gucci Group (Gucci, Bottega Veneta, Yves Saint Laurent, YSL Beauté, Balenciaga, Boucheron, Sergio Rossi, BEDAT & CO, Alexander McQueen and Stella McCartney), PPR generated sales of EUR 17.8 billion in 2005. PPR shares are listed on Euronext Paris (# 121485, PRTP.PA, PPFP). For more information: www.ppr.com
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FORWARD-LOOKING STATEMENTS
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transaction, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of The Sportsman’s Guide. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. Factors that may affect the future results of The Sportsman’s Guide are set forth in its filings with the Securities and Exchange Commission (“SEC”). The Sportsman’s Guide undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
•	Redcats USA: Pat Cross (317) 266-3020
•	Redcats Group: Vinciane Beurlet + 33 1 56 92 98 18
•	The Sportsman’s Guide:	William P. Bartkowski MeritViewPartners (612) 605-8616